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                              July 8, 1999


Mr. Charles A. Baker
Chairman and Chief Executive Officer
The Liposome Employer, Inc.
One Research Way
Princeton, NJ 08540-6619

Dear Chuck:

     This letter agreement (the "Letter Agreement") will serve to amend and modify the agreement (the "Agreement"), dated as of June 1, 1995, by and between you and The Liposome Employer, Inc., a Delaware corporation (the "Employer"), by the addition of the following terms and conditions thereto:

     1.   The Agreement is hereby amended by the addition of a new
       Section 20 to read as follows:

       "20. Excise Tax Gross-Up.

                 "(a) Equalization Payment. In the event that the Employee becomes subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any similar tax that may hereafter be imposed), with regard to any amounts received in connection with Employee's termination of employment with the Employer or any other payments and benefits provided by the Employer that constitute "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code (including, but not limited to, any and all excess parachute payments associated with outstanding long-term incentive grants (including, but not limited to, early vesting of stock options or restricted stock)) (the "Total Payments"), the Employer shall pay to the Employee in cash an additional amount (the "Gross-Up Payment") such that the net amount retained by the Employee after deduction of any Excise Tax or compensation on the Total Payments and any federal, state, and local income tax and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. Such payment shall be made by the Employer to the Employee as soon as practicable following the event triggering the Excise Tax, but in no event beyond 30 days from such date.




                 "(b) Tax Computation.  For purposes of
       determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise
       Tax:

                      "(i)  Any other payments or benefits
       received or to be received by the Employee in connection with a Change in Control of the Employer or the Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Employer, or with any Person whose actions result in a Change in Control of the Employer or any Person affiliated with the Employer or such Persons) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of
       Section 280G(b)(1) of the Code shall be treated as subject to the excise tax, unless in the opinion of tax counsel selected by the Employer's independent auditors and acceptable to the Employee, such other payments or benefits (in whole or in part) do not constitute parachute payments, or unless such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

                      "(ii)  The amount of the Total Payments
       which shall be treated as subject to the Excise Tax shall be equal to the lesser of: (1) the total amount of the Total Payments; or (2) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause (i) above); and

                      "(iii) The value of any noncash benefits or any deferred payment or benefit shall be determined by the Employer's independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

       "For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the Effective Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

               "(c)  Subsequent Recalculation.  In the event the
Internal Revenue
       Service adjusts the computation of the Employer under
       Section 20(b) hereof, so that the Employee did not receive the greatest net benefit, the Employer shall reimburse the Employee for the full amount necessary to make the Employee whole, plus an appropriate market rate of interest, as determined by the Employer's independent auditors."

     2. Section 9(a) of the Agreement is hereby amended by the addition of subsection (v) to read as follows:

       "(v) Termination After Age 65. For purposes of any stock options, restricted stock or other equity grants and for purposes of any benefit plans in which the Employee participates, any termination of the Employee's employment (other than by death or, to the extent that the Employee would receive greater benefits than upon a retirement under a specific plan or grant, a disability under such plan or grant) after the Employee has attained age 65, whether by the Employer or the Employee and notwithstanding the reason for such termination, shall constitute a retirement, within the meaning of such equity and benefit plans and grants."

     3. The Agreement is hereby amended by the deletion of subsection 9(a)(iv) and the substitution therefor of the language annexed hereto as Exhibit A.

     The Agreement, as amended herein, shall remain in full force and effect.

                              Very truly yours,

                              THE LIPOSOME EMPLOYER, INC.


                              By: _________________________


                              Title: ________________________

Agreed:


_____________________
Charles A. Baker



L:\LEGALDPT\LEGAL\AGREEMEN\CAB Letter Agreement.doc
                            EXHIBIT A

(iv) "Change in Control" of the Employer shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

   (i)When a "person," as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of securities of the Employer representing (I) more than thirty-five percent (35%) of the combined voting power of the Employer's then outstanding securities, unless such person is subject to contractual restrictions that would preclude him or her from voting such shares in a manner to influence or control the management of the Employer's business, provided that in the event such contractual restrictions are removed, a Change of Control will be deemed to have occurred on the effective date of such removal or on such later date as the Executive receives actual notice of such removal, or (II) one hundred percent (100%) of the combined voting power of the Employer's then outstanding securities regardless of any contractual restrictions. For purposes of this provision, "person" shall not include the Employer, any subsidiary of the Employer, any employee benefit plan or employee stock plan of the Employer, or any person holding the Employer's Common Stock by, for or pursuant to the terms of such a plan; and "voting power" shall mean the power under ordinary circumstances (and not merely upon the happening of a contingency) to vote in the election of directors. For the purpose of subsections 9(a)(iv)(A)(I) and 9(a)(iv)(A)(II) of this Agreement, the right to vote shares in a transaction for which stockholder approval is required under Sections 251 through 258 (mergers), 271 (sale of assets), or 275 (dissolution) of the Delaware General Corporation Law, as the same may be amended from time to time, will not, in themselves, be deemed, to constitute the right to vote such shares "in a manner to influence or control the management of the Employer's business". Whether other voting rights may be granted to a beneficial owner without enabling it to influence or control the management of the Employer's business will depend on the totality of rights granted in each case.

   (B)When, as a result of a vote of stockholders for which proxies are solicited by or on behalf of any person other than the Employer in accordance with the SEC rules issued under Section 14 of the Exchange Act, or which is exempt from the SEC proxy rules by reason of Rule 14a-2 under the Exchange Act, or as a result of an action by written consent of stockholders without a meeting, the "incumbent directors" cease to constitute at least a majority of the authorized number of members of the Board. For purposes of this provision, "incumbent directors" shall mean the persons who were members of the Board on January 22, 1998, and the persons who were elected or nominated as their successors or pursuant to increases in the size of the Board by a vote of at least an absolute majority (and not just the majority of a quorum) of the Board members who were then Board members (or successors or additional members so elected or nominated).

   (C)When the stockholders of the Employer approve a merger, consolidation, or reorganization, whether or not the Employer is the surviving entity in such transaction, (I) other than a merger, consolidation, or reorganization that would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty-five percent (65%) of the combined voting power of the voting securities of the Employer (or such surviving entity) outstanding immediately after the merger, consolidation, or reorganization; and (II) other than a merger, consolidation or reorganization that would result in the voting securities of the Employer outstanding immediately prior thereto continuing to represent less than sixty-five percent (65%) but more than one percent (1%) of the combined voting power of the voting securities of the Employer (or such surviving entity) outstanding immediately after the merger, consolidation or reorganization if the holder or holders of the shares in the surviving entity that do not represent the securities of the Employer outstanding prior to the merger, consolidation or reorganization is or are subject to contractual restrictions that would preclude such holder or holders from voting such shares in a manner to influence or control the management of the Employer's (or such surviving entity's) business, provided that in the event such contractual restrictions are removed, a Change of Control will be deemed to have occurred on the effective date of such removal or on such later date as the Executive receives actual notice of such removal.

   (D)When the stockholders of the Employer approve (I) the sale or other disposition of all or substantially all of the assets the Employer or (II) a complete liquidation or dissolution of the Employer.

   (E)When the Board adopts a resolution to the effect that any person has acquired effective control of the business and affairs of the Employer.

   However, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant in the purchasing Employer or group (except for: (x) passive ownership of less than three percent (3%) of the stock of the purchasing Employer; or (y) ownership of equity participation in the purchasing Employer or group which is otherwise not significant, as determined prior to the Change in Control by an absolute majority of the non-employee Directors who were Directors prior to the transaction, and who continue as Directors following the transaction).